Exhibit 99.1


The St. Lawrence Seaway Corporation enters into Stock and Warrant Purchase Agreement with Bernard Zimmerman & Company, Inc.

      INDIANAPOLIS, IN -- January 10, 2007 -- The St. Lawrence Seaway Corporation (STLS.OB) ("St. Lawrence"), announced today that the Company entered into a Stock and Warrant Purchase Agreement with Bernard Zimmerman & Company, Inc. ("Zimmerman & Company"), an investment and merchant banking company, pursuant to which St. Lawrence will sell 75,000 shares of its common stock to Zimmerman & Company for a total purchase price of $75,000, and issue to Zimmerman & Company a ten year warrant for a total purchase price of $2,500 which permits Zimmerman & Company to purchase up to 250,000 shares of common stock of St. Lawrence at an exercise price of $1.00 per share. The common stock being sold will represent approximately 15% of St. Lawrence's outstanding common stock.

      St. Lawrence has also agreed to nominate Mr. Bernard Zimmerman, the principal of the Zimmerman & Company, for election to the Board of Directors along with one or more of Zimmerman & Company's nominees. Mr. Zimmerman served as an officer and director of St. Lawrence from 1986 to 1993. In addition, Mr. Edward Grier, a current director of St. Lawrence, will be nominated for election. Following the transaction, Mr. Zimmerman shall serve as President, Chairman of the Board of Directors, and Treasurer, Mr. Duane L. Berlin shall serve as Secretary, and St. Lawrence's existing officers will resign.

      In connection with the transaction, St. Lawrence will convert to a Delaware corporation and issue all existing stockholders a tracking stock evidencing St. Lawrence's medical investments, consisting of investments in, and ventures with, New York University School of Medicine and T3 Therapeutic, LLC. The tracking stock, to be designated as Class A common stock, will be non-voting, non-transferable and held in book entry form only. No Class A common stock will be issued to Zimmerman & Company.

      The issuance of the tracking stock and the other transactions with Zimmerman & Company are subject to approval of St. Lawrence shareholders by no later than April 30, 2007.

      Mr. Daniel Nir, St. Lawrence's President, commented that "the transaction with Zimmerman & Company will permit St. Lawrence to obtain funds in order to seek merger opportunities, while at the same time preserving any value in St. Lawrence's medical investments for current stockholders. We believe this transaction represents a good solution for St. Lawrence and its shareholders."

      Mr. Bernard Zimmerman, principal of Bernard Zimmerman & Company, Inc., stated that "I am looking forward to the opportunity to return to St. Lawrence and help the company in its efforts to arrange transactions that will benefit all shareholders."


About The St. Lawrence Seaway Corporation (Stock Symbol STLS.OB)
-----------------------------------------

St. Lawrence is an Indiana corporation organized on March 31, 1959. Prior to 1998, St. Lawrence principally engaged in farming, timber, harvesting and other traditional agricultural activities. St. Lawrence is currently engaged in investing in drug development programs and in evaluating other alternatives to its former business, including continuing its evaluation of operating companies for acquisition, merger or investment. Pending any such transaction, St. Lawrence will continue its practice of maintaining any cash assets in relatively liquid interest/dividend bearing money market investments. For further information, please see our filings located at www.sec.gov.

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

About Bernard Zimmerman & Company, Inc.
---------------------------------------

Bernard Zimmerman & Company, Inc., Weston, Connecticut, is an investment and merchant banking organization for over twenty-five years which serves as a merger, acquisition and financial consulting specialist to both public and private companies. Mr. Zimmerman, the President, has extensive financial experience and has served on the Board of Directors and Audit Committees of many public companies. Mr. Zimmerman was a director and officer of the Company from 1986 until 1993. For further information, please contact Mr. Zimmerman at 203-226-5165.


THIS IS NOT A PROXY SOLICITATION

This communication is not a solicitation of a proxy from any security holder of the Company, and the Company will be filing with the Securities and Exchange Commission a proxy statement to be mailed to security holders and other relevant documents concerning the Purchase Agreement and related matters. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge from the Company at 55 South State Avenue, Indianapolis, Indiana.

The Company and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the transactions contemplated by the Purchase Agreement. Information about the directors and executive officers of the Company and their ownership of Company stock is set forth in the proxy statement for the Company's November 2004 meeting of shareholders and other filings with the Securities and Exchange Commission. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of The St. Lawrence Seaway Corporation's Securities and Exchange Commission filings available at http://www.sec.gov.


Contact:

St. Lawrence Seaway Corporation
    Edward B. Grier at (212) 319-7984
    Vice President

Bernard Zimmerman & Company, Inc.
    Bernard Zimmerman at (203) 226-5165
    President

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